Exhibit 99.1

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON REPORTS FIRST QUARTER CONTINUING EPS OF $.72

— Record levels of Assets under Management and Assets Under Custody/Administration,

Dividend increased 11% —

PITTSBURGH, April 19, 2005 - Mellon Financial Corporation (NYSE:MEL) today reported net income from continuing operations of $305 million, or 72 cents per share, in the first quarter of 2005. This compares to net income from continuing operations of $247 million, or 58 cents per share, in the first quarter of 2004, and $199 million, or 47 cents per share, in the fourth quarter of 2004. During the quarter, the Corporation announced an agreement to sell certain Human Resources (HR) businesses to Affiliated Computer Services, Inc. (ACS) and adopted discontinued operations accounting for the businesses being sold. Accordingly, the income statements of all periods in this release have been restated.

“In the first quarter we were able to demonstrate strong net flows in our institutional asset management businesses, a strong quarter for private wealth management, increased client volumes in securities lending and foreign exchange and significant wins in asset servicing. In addition, we were recognized for the fourth consecutive year as the leading global custodian among our large global peers,” said Martin G. McGuinn, chairman and chief executive officer of Mellon Financial Corporation. “The sale of the HR businesses will sharpen our focus on those businesses that are demonstrating more consistent growth at higher margins. Our expense base remains well controlled, and we continue to generate industry-leading returns on equity. The 11 percent increase in our dividend represents the fifth increase in the past three years,” McGuinn added.

The loss from discontinued operations totaled $50 million, or 12 cents per share, in the first quarter of 2005, compared with $2 million, or 1 cent per share, in the first quarter of 2004, and $7 million, or 1 cent per share, in the fourth quarter of 2004. Net income totaled $255 million, or 60 cents per share, in the first quarter of 2005, compared with $245 million, or 57 cents per share, in the first quarter of 2004, and $192 million, or 46 cents per share, in the fourth quarter of 2004.

First Quarter Highlights of Continuing Operations (comparisons are with the first quarter of 2004, unless noted otherwise).

•	Total fee and other revenue in the first quarter of 2005 increased 16 percent to $1.061 billion and represented 90 percent of total revenue. Both periods included gains from the sale of our interest in Shinsei Bank, $197 million in the first quarter of 2005 and $93 million in the first quarter of 2004. In addition, other noninterest revenue increased by $45 million primarily related to investment management and institutional trust and custody fee revenue. Excluding the Shinsei gains from both periods, total fee and other revenue increased by 5 percent.

Mellon Reports Earnings

April 19, 2005

•	Assets under management increased 7 percent to a record level of $729 billion at March 31, 2005. Assets under administration or custody increased 17 percent to a record level of $3.293 trillion at March 31, 2005. Assets under management increased 3 percent (unannualized) and assets under administration or custody increased 2 percent (unannualized) compared to December 31, 2004.

•	Investment management fee revenue in the first quarter of 2005 increased 5 percent to $424 million. The increase in investment management fees reflects acquisitions, improved markets and net inflows, partially offset by lower performance fees. Excluding performance fees, investment management fee revenue grew by 9 percent compared to the first quarter of 2004 and by 2 percent (unannualized) compared to the fourth quarter of 2004.

•	Institutional trust and custody fee revenue in the first quarter of 2005, including securities lending revenue, increased 14 percent to a record level of $167 million. The increase reflects the benefit of net new business, improved market conditions and an acquisition.

•	Total operating expenses in the first quarter of 2005 were $713 million, an increase of 6 percent. The increase was driven primarily by a $33 million increase in salaries, benefits and incentives, reflecting the impact of acquisitions as well as the increased costs associated with pensions and stock options.

During the first quarter of 2005, we recorded $10 million in expenses associated with the early extinguishment of debt and $5 million of additional expenses related to charges taken in the first and second quarters of 2004, for a business we are in the process of selling and for the move to the new Mellon Financial Centre in London. These amounts, together with the gain from the sale of the Shinsei investment of $197 million, are detailed on page 21 of this release. We believe that segregating these amounts facilitates comparisons with prior periods and reflects the principal basis on which our management monitors financial performance.

•	The net provision for credit losses of a negative $1 million compares to a negative $7 million in the first quarter of 2004. The lower negative provision reduced earnings per share by 1 cent compared with the first quarter of 2004.

•	The tax rate was approximately 34.5 percent for the first quarter of 2005 compared to approximately 32.25 percent for the first quarter of 2004 and approximately 30.5 percent for the fourth quarter of 2004. The higher tax rate in the first quarter of 2005 reduced earnings per share from continuing operations by 2 cents compared with the first quarter of 2004, and by 4 cents compared with the fourth quarter of 2004. It is currently anticipated that the tax rate for the second quarter and full-year 2005 will be approximately 34 percent.

•	The tangible shareholders’ equity ratio was 5.38 percent at March 31, 2005 compared to 4.72 percent at December 31, 2004.

•	Return on common shareholders’ equity was 29.6 percent for the first quarter of 2005.

•	We repurchased 1.5 million shares of common stock during the first quarter.

Mellon increased its quarterly common stock dividend by 2 cents per share to 20 cents per share. This cash dividend is payable on Friday, May 13, 2005, to shareholders of record at the close of business on Friday, April 29, 2005.

Mellon Reports Earnings

April 19, 2005

In the first quarter of 2005, we adopted discontinued operations accounting for our HR consulting practices, benefits administration and business process outsourcing businesses, and income statements presented for all periods in this release have been restated. These businesses were formerly included primarily in the Human Resources & Investor Solutions sector. A new sector was created (Payment Solutions & Investor Services) to include Global Cash Management, Mellon Investor Services, Mellon Financial Markets and SourceNet Solutions. Results of discontinued operations are discussed further on page 18. All information in this earnings release is reported on a continuing operations basis unless otherwise noted. See page 5 for summary financial data for comparable periods.

Throughout this earnings release certain measures, which are noted, exclude:

•	a $197 million pre-tax gain from the sale of our remaining investment in Shinsei Bank in the first quarter of 2005, and the $93 million pre-tax gain from the sale of approximately 35 percent of our investment in Shinsei Bank in the first quarter of 2004;

•	a $10 million pre-tax charge associated with the early extinguishment of debt recorded in the first quarter of 2005;

•	a $3 million pre-tax additional writedown recorded in the first quarter of 2005 of one of two small non-strategic businesses previously identified as held for sale, and the $19 million pre-tax charge recorded in the first quarter of 2004 associated with those two businesses, one of which was sold in 2004;

•	a $2 million pre-tax additional charge recorded in the first quarter of 2005 associated with the move to the new Mellon Financial Centre in London. An initial pre-tax charge of $24 million was recorded in the second quarter of 2004; and

•	a $17 million pre-tax sublease loss reserve reversal recorded in the fourth quarter of 2004 related to execution of a new lease on our headquarters building in Pittsburgh.

We believe these measures are useful to the investment community in analyzing the financial results and trends of ongoing operations. We believe they facilitate comparisons with prior periods and reflect the principal basis on which our management monitors financial performance. See page 21 for a reconciliation of revenue and expense amounts presented in accordance with Generally Accepted Accounting Principles (GAAP) to adjusted non-GAAP revenue and expense amounts, which exclude these items. In addition, certain amounts are presented on a fully taxable equivalent (FTE) basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income. In this quarterly earnings release, Mellon Financial Corporation and its subsidiaries are also referred to as “Mellon,” “the Corporation,” “we” or “our.”

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, payment solutions and investor services, and treasury services. Mellon has more than $4.0 trillion in assets under management, administration or custody, including $729 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

Mellon Reports Earnings

April 19, 2005

Martin G. McGuinn, chairman and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, will host a conference call and simultaneous webcast at 1:30 p.m. EDT on Tuesday, April 19, 2005. This conference call and webcast will include forward-looking and may include other material information. Persons wishing to access the conference call and webcast may do so by dialing (888) 466-9857 (U.S.) or (847) 619-6150 (international), or by logging on to www.mellon.com. A series of graphics related to the topics to be discussed in the conference call and webcast will be available at www.mellon.com beginning at approximately 12:30 p.m. EDT on April 19. Replays of the conference call and webcast will be available beginning April 19 at approximately 5 p.m. EDT until Tuesday, May 3, 2005 at 5 p.m. EDT by dialing (888) 895-5637 (U.S.) or (402) 220-3731 (international). The archived version of the conference call, webcast and related graphics will also be available at www.mellon.com for the same time period.

This earnings release contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the expected tax rate, quarters in which performance fees generally are highest, expected second quarter 2005 net interest revenue, the expected closing dates of two transactions, additional costs expected to be recorded in the second quarter of 2005 and thereafter, and the expected total after-tax loss on the sale of certain HR businesses to ACS. These forward-looking statements, and other forward-looking statements contained in other public disclosures of the Corporation which make reference to the cautionary factors contained in this earnings release, are based on assumptions that involve risks and uncertainties, and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, changes in political and economic conditions, equity, fixed-income and foreign exchange market fluctuations, interest rate fluctuations and levels of tax-free income as well as other risks and uncertainties detailed elsewhere in this earnings release and in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 and in subsequent reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of April 19, 2005, and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after April 19, 2005 or to reflect the occurrence of unanticipated events.

Note: Detailed supplemental financial information follows.

Mellon Reports Earnings

April 19, 2005

SUMMARY DATA

Mellon Financial Corporation

	Quarter ended
(dollar amounts in millions, except per share amounts; common shares in thousands)	March 31, 2005	Dec. 31, 2004	March 31, 2004
Continuing operations (a):
Diluted earnings per share	$.72	$.47	$.58
Income from continuing operations	$305	$199	$247
Return on equity	29.6%	19.9%	26.4%

Net income (b):
Diluted earnings per share	$.60	$.46	$.57
Net income	$255	$192	$245
Return on equity	24.7%	19.2%	26.1%

Noninterest revenue	$1,061	$892	$912
Net interest revenue	117	116	116

Total revenue	$1,178	$1,008	$1,028

Pre-tax operating margin (FTE) (a)	40%	29%	37%

Average common shares and equivalents outstanding:
Basic	419,662	418,636	421,668
Diluted	423,137	422,831	427,103

Average balances

Money market investments	$4,252	$4,157	$2,986
Trading account securities	308	248	356
Securities	13,714	12,743	11,013

Total money market investments and securities	18,274	17,148	14,355
Loans	6,882	7,205	7,489

Total interest-earning assets	25,156	24,353	21,844
Total assets	36,869	35,951	33,222
Deposits	23,035	22,083	19,227
Total shareholders’ equity	4,178	3,983	3,769

(a)	First quarter 2005 results include a $197 million gain from the sale of our remaining investment in Shinsei Bank, a charge of $10 million associated with the early extinguishment of debt, a $3 million additional writedown of a small non-strategic business held for sale and a $2 million additional charge associated with the move to the new Mellon Financial Centre in London. Fourth quarter 2004 results include the $17 million sublease loss reserve reversal related to Mellon’s leased headquarters building in Pittsburgh. First quarter 2004 results include a $93 million gain from the sale of approximately 35% of our investment in Shinsei Bank and a $19 million charge associated with a writedown of two small non-strategic businesses held for sale, one of which was sold in 2004. See page 21 for a reconciliation of revenue and expense amounts presented in accordance with GAAP to adjusted non-GAAP revenue and expense amounts, which exclude these items. All items are presented on a pre-tax basis.
(b)	Net income amounts include results of discontinued operations.

Note: Throughout this earnings release, all calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis. Quarterly returns are annualized.

Mellon Reports Earnings

April 19, 2005

Noninterest Revenue

	Quarter ended
(dollar amounts in millions, unless otherwise noted)	March 31, 2005		Dec. 31, 2004	March 31, 2004
Investment management	$424		$450	$402
Institutional trust and custody	167		156	147
Payment solutions & investor services	136		140	147
Foreign exchange trading	54		41	57
Financing-related	32		40	35
Equity investment	219		29	98
Other (a)	29		36	26

Total fee and other revenue	1,061		892	912
Gains on sales of securities	—		—	—

Total noninterest revenue	$1,061		$892	$912

Fee and other revenue as a percentage of fee and net interest revenue (FTE)	90	%(b)	88%	89	%(b)

Market value of assets under management at period-end (in billions)	$729		$707	$679
Market value of assets under administration or custody at period-end (in billions)	$3,293		$3,233	$2,824

(a)	Includes expense reimbursements from joint ventures of $19 million, $18 million and $18 million.
(b)	Excluding the gains on the sale of our investment in Shinsei Bank recorded in the first quarter of 2005 and the first quarter of 2004, fee and other revenue as a percentage of fee and net interest revenue (FTE) would have totaled 88% in the first quarter of 2005 and 87% in the first quarter of 2004.

Note: For analytical purposes, the term “fee and other revenue,” as utilized throughout this earnings release, is defined as total noninterest revenue (including equity investment revenue) less gains on the sales of securities.

S&P 500 Index	Quarter ended			First quarter 2005 compared with
	March 31, 2005	Dec. 31, 2004	March 31, 2004	Dec. 31, 2004	March 31, 2004
Period-end	1181	1212	1126	(3)%	5%
Daily average	1192	1163	1133	3%	5%

Fee and other revenue

Fee and other revenue of $1.061 billion in the first quarter of 2005 increased $149 million, or 16%, from $912 million in the first quarter of 2004. In the first quarter of 2005, we recorded a pre-tax gain of $197 million as equity investment revenue from the sale of our remaining non-venture capital investment in Shinsei Bank. In the first quarter of 2004, we also recorded a pre-tax gain of $93 million from the sale of approximately 35% of this investment. Excluding these gains, fee revenue increased $45 million, or 5%, compared with the first quarter of 2004 primarily due to increases in investment management fee revenue, institutional trust and custody revenue (including securities lending revenue) and equity investment revenue, partially offset by lower payment solutions & investor services fee revenue. The impact of acquisitions accounted for approximately $25 million of this increase.

Fee and other revenue in the first quarter of 2005 increased $169 million, or 19% (unannualized), compared to the fourth quarter of 2004. Excluding the Shinsei gain, fee revenue decreased $28 million primarily due to a $33 million decrease in performance fees, which are included in investment management fee revenue in the table above.

Mellon Reports Earnings

April 19, 2005

Investment management fee revenue

Investment management fee revenue in the first quarter of 2005 increased $22 million, or 5%, compared with the first quarter of 2004, and decreased $26 million, or 6% (unannualized), compared with the fourth quarter 2004. The increase compared with the first quarter of 2004 primarily resulted from acquisitions, improved equity markets and net inflows, partially offset by a $12 million decrease in performance fees. The effect of acquisitions accounted for approximately $20 million of the increase. The decrease compared with the fourth quarter of 2004 resulted from a $33 million seasonal decrease in performance fees. Our investment managers often have the opportunity to earn performance fees when the investment performance of their products exceeds various benchmarks. These fees are generally highest in the fourth quarter when most annual computation periods end. The first quarter is generally the next highest period. Excluding the impact of performance fees, investment management fee revenue increased 9% compared to the first quarter of 2004 and 2% (unannualized) compared to the fourth quarter of 2004.

Investment management fee revenue - by business sector

	Quarter ended
(in millions)	March 31, 2005	Dec. 31, 2004	March 31, 2004
Institutional Asset Management
Institutional clients	$119	$113	$94
Performance fees	27	60	39
Mutual funds	52	49	40
Private clients	12	12	11

Total	210	234	184
Mutual Funds
Mutual funds	124	131	135
Private clients	6	5	5
Institutional clients	3	3	4

Total	133	139	144
Private Wealth Management
Private clients	81	77	74

Total investment management fee revenue	$424	$450	$402

Changes in market value of assets under management

(in billions)	First quarter 2005	March 31, 2004 to March 31, 2005
Market value of assets under management at beginning of period	$707	$679
Net inflows (a):
Long-term	5	14
Money market/Securities lending	27	10

Total net inflows	32	24
Net market appreciation (depreciation) (a)(b)	(10)	17
Acquisitions	—	9

Market value of assets under management at March 31, 2005	$729	$729

(a)	Preliminary.
(b)	Also includes the effect of changes in foreign exchange rates.

Mellon Reports Earnings

April 19, 2005

As shown in the following table, the market value of assets under management was $729 billion at March 31, 2005, a $50 billion, or 7%, increase from $679 billion at March 31, 2004, and a $22 billion, or 3% (unannualized), increase from $707 billion at Dec. 31, 2004.

Market value of assets under management at period-end

(dollar amounts in billions)	March 31, 2005	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	March 31, 2004
Institutional	$463	$443	$419	$421	$421
Mutual funds	203	200	191	199	200
Private client	63	64	60	59	58

Total market value of assets under management	$729	$707	$670	$679	$679

S&P 500 Index - period-end	1181	1212	1115	1141	1126
S&P 500 Index - daily average	1192	1163	1104	1123	1133
Composition of assets under management at period-end
	March 31, 2005	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	March 31, 2004
Equity funds	37%	39%	37%	36%	36%
Fixed income funds	20	20	20	21	20
Money market funds	19	21	21	22	24
Securities lending cash collateral	15	12	13	12	11
Overlay and alternative investments	9	8	9	9	9

Total	100%	100%	100%	100%	100%

The largest category of investment management fees are fees from mutual funds, which generate fees in the Mutual Funds and Institutional Asset Management sectors. Investment management fees from managed mutual funds are based on the daily average net assets of each fund and the basis point management fee paid by that fund. Managed mutual fund fees totaled $176 million in the first quarter of 2005, a $1 million increase compared with the first quarter of 2004 and a decrease of $4 million, or 2% (unannualized), compared with the fourth quarter of 2004. Compared with the first quarter of 2004, the impact of improved equity markets was primarily offset by net outflows of money market and fixed income funds. The decrease compared with the fourth quarter of 2004 resulted in part from fewer days in the first quarter of 2005.

Managed mutual funds fee revenue (a)

	Quarter ended
(in millions)	March 31, 2005	Dec. 31, 2004	March 31, 2004
Equity funds	$82	$83	$71
Money market funds	49	51	58
Fixed income funds	30	32	34
Nonproprietary	15	14	12

Total managed mutual funds	$176	$180	$175

(a)	Net of mutual fund fees waived and fund expense reimbursements of $12 million, $11 million, and $10 million, respectively.

Average assets of proprietary mutual funds

	Quarter ended
(in billions)	March 31, 2005	Dec. 31, 2004	March 31, 2004
Equity funds	$54	$53	$48
Money market funds	85	87	96
Fixed income funds	22	22	25

Total average proprietary mutual fund assets managed	$161	$162	$169

Mellon Reports Earnings

April 19, 2005

Institutional trust and custody revenue

Institutional trust and custody revenue, including securities lending revenue, increased $20 million, or 14%, in the first quarter of 2005 compared with the first quarter of 2004, and $11 million, or 8% (unannualized), compared to the fourth quarter of 2004. Excluding securities lending revenue, the increase compared with the first quarter primarily resulted from net new business, improved market conditions and the acquisition of DPM, while the increase compared with the fourth quarter resulted in part from the DPM acquisition. Securities lending revenue totaled $24 million in the first quarter of 2005, an increase of $6 million compared with both the first and fourth quarters of 2004. The increase in securities lending revenue compared with both prior periods reflects improved spreads and higher volumes. The average level of securities on loan totaled $103 billion in the first quarter of 2005 compared with $83 billion in the first quarter of 2004 and $92 billion in the fourth quarter of 2004.

As shown in the following table, assets under administration or custody totaled $3.293 trillion at March 31, 2005, an increase of $469 billion, or 17%, compared with $2.824 trillion at March 31, 2004, and an increase of $60 billion, or 2% (unannualized), compared with $3.233 trillion at Dec. 31, 2004. The increase compared with March 31, 2004 primarily resulted from net new business conversions and market appreciation.

Market value of assets under administration or custody at period-end

(dollar amounts in billions)	March 31, 2005	Dec. 31, 2004	Sept. 30, 2004	June 30, 2004	March 31, 2004
Market value of assets under administration or custody (a)	$3,293	$3,233	$2,978	$2,856	$2,824
S&P 500 Index - period-end	1181	1212	1115	1141	1126

(a)	Includes the assets under administration or custody of CIBC Mellon Global Securities Services, a joint venture between Mellon and the Canadian Imperial Bank of Commerce, of $539 billion, $512 billion, $459 billion, $428 billion and $442 billion. Also includes the assets of ABN AMRO Mellon Global Securities Services B.V., a joint venture between Mellon and ABN AMRO, of $428 billion, $422 billion, $363 billion, $320 billion and $312 billion. All periods have been restated to eliminate assets administered by the HR businesses being sold.

Payment solutions & investor services fee revenue

Payment solutions & investor services fee revenue, which consists of cash management and shareholder services revenue, and other fees earned by Mellon Financial Markets and SourceNet Solutions, totaled $136 million in the first quarter of 2005, a decrease of $11 million compared with the first quarter of 2004 and $4 million compared with the fourth quarter of 2004. The decrease compared with the prior periods primarily resulted from lower shareholder services revenue due to a lower level of activity, offset in part by the SourceNet acquisition.

Foreign exchange trading revenue

Foreign exchange trading revenue totaled $54 million in the first quarter of 2005, a $3 million, or 5%, decrease compared with the first quarter of 2004 and a $13 million, or 30% (unannualized), increase compared with the fourth quarter of 2004. The decrease compared with the first quarter of 2004, which was a record level, resulted from lower spreads driven by reduced volatility in key exchange rates offset, in part, by higher client volumes. The increase compared with the fourth quarter of 2004 resulted from increased customer flows and higher levels of market volatility in key exchange rates.

Mellon Reports Earnings

April 19, 2005

Financing-related revenue

Financing-related revenue primarily includes: returns from corporate-owned life insurance; gains or losses on securitizations; letters of credit and acceptance fees; loan commitment fees; and gains or losses on loan sales and lease residuals. Financing-related revenue totaled $32 million in the first quarter of 2005, a decrease of $3 million compared with the first quarter of 2004 and $8 million compared with the fourth quarter of 2004. The decrease compared with the first quarter of 2004 resulted from lower loan commitment fees and returns from corporate-owned life insurance. The decrease compared with the fourth quarter of 2004 resulted from lower gains on lease residuals and securitizations.

Equity investment revenue

Equity investment revenue, which includes realized and unrealized gains and losses on venture capital and non-venture capital investments, totaled $219 million in the first quarter of 2005, including the $197 million gain on the sale of our remaining investment in Shinsei Bank. Equity investment revenue totaled $98 million in the first quarter of 2004, including the $93 million gain on the sale of approximately 35% of our investment in Shinsei Bank.

Excluding the Shinsei gains, equity investment revenue totaled $22 million in the first quarter of 2005, compared with $5 million in the first quarter of 2004 and $29 million in the fourth quarter of 2004. Net gains from venture capital activities totaled $16 million in the first quarter of 2005 compared with $1 million in the first quarter of 2004 and $28 million in the fourth quarter of 2004.

Other revenue

Other revenue totaled $29 million in the first quarter of 2005, compared with $26 million in the first quarter of 2004 and $36 million in the fourth quarter of 2004. Included in other revenue are expense reimbursements from joint ventures for expenses incurred by Mellon on behalf of the joint venture totaling $19 million in the first quarter of 2005 and $18 million in both the first and fourth quarters of 2004.

Supplemental information - gross joint venture fee revenue

Mellon accounts for its interests in joint ventures under the equity method of accounting, with its share of the equity income from all joint ventures recorded primarily as institutional trust and custody fee revenue. Equity income totaled $10 million in the first quarter of 2005, $9 million in the first quarter of 2004 and $9 million in the fourth quarter of 2004. Mellon’s portion of gross joint venture fee revenue and expenses are not included in our reported fee revenue and operating expense. The following table presents the components of gross joint venture fee revenue and the trend of revenue growth for our 50% owned joint ventures that are part of the Asset Servicing sector.

Gross joint venture fee revenue - Asset Servicing joint ventures (a)

	Quarter ended
(in millions, preliminary)	March 31, 2005	Dec. 31, 2004	March 31, 2004
Institutional trust and custody	$88	$81	$77
Foreign exchange trading	12	12	12
Other	19	17	17

Total gross joint venture fee revenue	$119	$110	$106

(a)	The 50% owned joint ventures — ABN AMRO Mellon Global Securities Services B.V., CIBC Mellon Global Securities Services Company, CIBC Mellon Trust Company and Russell/Mellon — are part of the Asset Servicing sector.

Mellon Reports Earnings

April 19, 2005

Net Interest Revenue

	Quarter ended
(dollar amounts in millions)	March 31, 2005	Dec. 31, 2004	March 31, 2004
Net interest revenue (FTE)	$121	$121	$120
Net interest margin (FTE) (a)	1.92%	1.93%	2.16%

Average money market investments	$4,252	$4,157	$2,986
Average trading account securities	308	248	356
Average securities	13,714	12,743	11,013
Average loans	6,882	7,205	7,489

Average interest-earning assets	$25,156	$24,353	$21,844

(a)	Calculated on a continuing operations basis even though the prior period balance sheet, in accordance with GAAP, is not restated for discontinued operations.

Net interest revenue on a fully taxable equivalent basis increased $1 million in the first quarter of 2005 compared with the first quarter of 2004 as the impact of a higher level of average interest-earning assets in the first quarter of 2005 offset the impact of a lower net interest margin. Net interest revenue was unchanged compared with the fourth quarter of 2004 as the impact of a higher level of interest-earning assets was offset by the impact of two fewer days in the first quarter of 2005. Net interest revenue is expected to be in a $120 million to $125 million range on a fully taxable equivalent basis for the second quarter 2005, assuming a gradual and measured increase in interest rates and allowing for tactical investment securities decisions.

Mellon Reports Earnings

April 19, 2005

Operating Expense

	Quarter ended
(dollar amounts in millions)	March 31, 2005	Dec. 31, 2004	March 31, 2004
Staff expense:
Compensation	$247	$263	$233
Incentive (a)	108	120	100
Employee benefits	66	51	55

Total staff expense	421	434	388
Professional, legal and other purchased services	98	108	90
Net occupancy	59	43	56
Equipment	41	42	44
Business development	21	23	21
Communications	25	21	22
Amortization of intangible assets	6	6	4
Other	42	48	45

Total operating expense	$713	$725	$670

Total staff expense as a percentage of total revenue (FTE)	35%	42%	37%
Employees at period-end (b)	16,000	15,700	15,800

(a)	Stock option expense totaled approximately $6 million in the first quarter of 2005 and $4 million in both the fourth quarter of 2004 and first quarter of 2004.
(b)	Increase at March 31, 2005 compared with Dec. 31, 2004 resulted from the acquisition of DPM in February 2005.

First quarter 2005 compared with first quarter 2004

Summary - Operating expense increased $43 million, or 6%, compared with the first quarter of 2004. The first quarter of 2005 included a $10 million charge (included in other expense above) for the early extinguishment of debt and $5 million of additional expense ($2 million of occupancy expense and $3 million of other expense) related to charges recorded in 2004 for the move to the new Mellon Financial Centre in London and a writedown of one of two small non-strategic businesses previously identified as held for sale. The first quarter of 2004 included a $19 million charge for the writedown of those two businesses, one of which was sold in 2004. See page 21 for a reconciliation of revenue and expense amounts presented in accordance with GAAP to adjusted non-GAAP revenue and expense amounts, which exclude those items. Excluding these charges, operating expense increased $47 million, or 7%, compared with the first quarter of 2004 reflecting a number of factors discussed below, including approximately $20 million from acquisitions.

Staff expense - Staff expense in the first quarter of 2005 increased $33 million, or 9%, compared with the first quarter of 2004, primarily the result of: higher compensation expense reflecting the impact of acquisitions ($13 million) and July 1, 2004 merit increases; higher employee benefits expense due in part to higher pension expense; and higher incentive expense. The increase in incentive expense resulted from fee-based business growth and a $2 million increase in stock option expense. Employee benefits expense included a $6 million increase in pension expense in the first quarter of 2005 compared with the first quarter of 2004.

Mellon Reports Earnings

April 19, 2005

Non-staff expenses - Non-staff expenses in the first quarter of 2005 totaled $292 million, a $10 million, or 4%, increase compared with the first quarter of 2004. Excluding the $15 million of charges recorded in the first quarter of 2005 and the $19 million charge in the first quarter of 2004 mentioned above, non-staff expenses increased $14 million, or 5%, primarily reflecting higher professional, legal and other purchased services and higher other non-staff expenses. The expense increases resulted in part in support of business growth and from acquisitions.

First quarter 2005 compared with fourth quarter 2004

Staff expense in the first quarter of 2005 decreased $13 million, or 3% (unannualized), compared with the fourth quarter of 2004 resulting from lower compensation expense due to a decrease in severance expense, as well as lower incentive expense, partially offset by higher employee benefits expense, due to higher pension expense, payroll taxes and health benefits expense. Severance expense totaled $2 million in the first quarter of 2005 compared with $17 million in the fourth quarter of 2004. The decrease in incentive expense resulted from a lower level of performance fees, partially offset by a $2 million increase in stock option expense. Employee benefits expense included a $6 million increase in pension expense in the first quarter of 2005 compared with the fourth quarter of 2004. Non-staff expenses increased $1 million in the first quarter of 2005 compared with the fourth quarter of 2004. Excluding the $15 million of charges in the first quarter of 2005 discussed previously and a $17 million sublease loss reserve reversal recorded in the fourth quarter of 2004, non-staff expenses decreased $31 million, or 10%. This decrease primarily reflects the $11 million loss associated with the trade execution of securities recorded in the fourth quarter of 2004, as well as lower professional, legal and other purchased services and other non-staff expenses.

Income Taxes

Mellon’s effective tax rate on income from continuing operations was approximately 34.5% for the first quarter of 2005, compared with approximately 32.25% for the first quarter 2004, approximately 30.5% for the fourth quarter of 2004 and approximately 31% for the full-year 2004. The 2004 effective tax rate included the favorable resolution of certain federal and state income tax issues. It is currently anticipated that the effective tax rate for the second quarter and full-year 2005 will be approximately 34%.

Business Sectors

In the first quarter of 2005, we realigned our business sectors following the announcement of the signing of a definitive agreement to sell our Human Resources consulting practices, benefits administration, and business process outsourcing businesses. As a result, the Payment Solutions & Investor Services sector was created, consisting of Global Cash Management, Mellon Investor Services, Mellon Financial Markets and SourceNet Solutions. Additionally, the Treasury Services/Other Activity sector was realigned to include the results formerly included in the Other Activity sector, as well as the remaining Treasury Services businesses. The realignment of the sectors had a minor impact on the Institutional Asset Management and Mutual Funds sectors.

Mellon Reports Earnings

April 19, 2005

Business Sectors - Quarterly data

(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue			Income Before Taxes			Pre-tax Operating Margin
	1Q05	4Q04	1Q04	1Q05	4Q04	1Q04	1Q05	4Q04	1Q04
Asset Management:
Institutional Asset Management	$232	$256	$206	$70	$69	$68	30%	27%	33%
Mutual Funds	116	122	125	38	42	46	33	34	37
Private Wealth Management	144	135	134	64	52	57	44	38	43

Subtotal Asset Management	492	513	465	172	163	171	35	32	37

Processing Services:
Asset Servicing	235	216	214	55	40	51	24	19	24
Payment Solutions & Investor Services	179	176	179	46	42	54	26	24	30

Subtotal Processing Services	414	392	393	101	82	105	24	21	27

Treasury Services/Other Activity	286	118	186	207	57	105	N/M	N/M	N/M

Consolidated Results	$1,192	$1,023	$1,044	$480	$302	$381	40%	29%	37%

N/M — Not meaningful for this disclosure.

Institutional Asset Management

Income before taxes for this sector increased $2 million, or 3%, in the first quarter of 2005 compared with the first quarter of 2004. The decrease in the pre-tax operating margin compared with the first quarter of 2004 resulted from lower high margin performance fees and acquisitions.

Results for the first quarter of 2005 compared with the fourth quarter of 2004 reflect a $1 million, or 2% (unannualized), increase in income before taxes. The improved pre-tax operating margin compared with the fourth quarter of 2004 resulted from lower expense which reflects the $11 million loss associated with the trade execution of securities in the fourth quarter of 2004 and lower incentive expense. These decreases more than offset a decrease in performance fees.

Mutual Funds

Income before taxes for this sector decreased $8 million, or 17%, in the first quarter of 2005 compared with the first quarter of 2004. The decrease in the pre-tax operating margin compared with the first quarter of 2004 primarily reflects lower revenue resulting from lower average levels of institutional cash management funds due to net outflows, partially offset by lower incentive expense and other expenses.

Results for the first quarter of 2005 compared with the fourth quarter of 2004 reflect a $4 million, or 10% (unannualized), decrease in income before taxes. The decrease in pre-tax operating margin compared with the fourth quarter of 2004 reflects lower revenue due mainly to fewer days in the quarter, partially offset by lower expenses in several categories, including incentives.

Mellon Reports Earnings

April 19, 2005

Private Wealth Management

Income before taxes for this sector increased $7 million, or 11%, in the first quarter of 2005 compared with the first quarter of 2004, driven by a 7% increase in revenue. The pre-tax margin increased to 44% due to positive operating leverage. The increase in revenue resulted from higher investment management fee revenue, primarily due to the impact of improved equity markets, net new business and acquisitions. Higher net interest revenue also contributed to the increase in revenue.

Results for the first quarter of 2005 compared to the fourth quarter of 2004 reflect a $12 million, or 23% (unannualized), increase in income before taxes, driven by a 7% (unannualized) increase in revenue and positive operating leverage. The increase in revenue resulted from higher fee revenue due in part from net new business and acquisitions and higher net interest revenue.

Asset Servicing

Income before taxes for this sector increased $4 million, or 9%, in the first quarter of 2005 compared with the first quarter of 2004, driven by a 10% increase in revenue and slightly positive operating leverage. The increase in revenue was mainly due to higher institutional trust and custody revenue from net new business, improved market conditions and higher securities lending revenue, as well as from higher net interest revenue.

Results for the first quarter of 2005 compared with the fourth quarter of 2004 reflect a $15 million, or 38% (unannualized), increase in income before taxes, driven by a 9% (unannualized) increase in revenue and strong positive operating leverage. The increase in revenue was primarily the result of higher foreign exchange trading revenue as well as institutional trust and custody revenue, reflecting higher securities lending revenue and the impact of an acquisition.

Payment Solutions & Investor Services

Income before taxes for this sector decreased $8 million, or 16%, in the first quarter of 2005 compared with the first quarter of 2004, resulting from higher expenses. Cash management revenue increased 5%, but investor services revenue declined from the first quarter of 2004 which included higher levels of higher margin special services revenue. The decline in margin reflected the high contribution of that special services revenue.

Results for the first quarter of 2005 compared with the fourth quarter of 2004 reflect a $4 million, or 11% (unannualized), increase in income before taxes driven by a 2% (unannualized) increase in revenue and positive operating leverage. The increase in revenue was primarily due to higher cash management revenue, the SourceNet acquisition and higher net interest revenue, partially offset by lower investor services fees.

Treasury Services/Other Activity

Treasury Services/Other Activity includes lines of business which offer financing services such as credit products for large corporations, insurance premium financing and commercial real estate financing. This sector also includes business exits, venture capital and other activity not fully allocated for management reporting purposes to the business sectors as more fully described in Mellon’s 2004 Financial Annual Report. Results for Treasury Services in the first quarter of 2005 compared with the prior quarters reflect lower net interest revenue from a lower average level of loans and lower spreads. Included in Other Activity in the first quarter of 2005 was the $197 million gain on the sale of our remaining investment in Shinsei Bank, the $10 million charge on the early extinguishment of debt, the $5 million of expenses related to charges taken in 2004 and $16 million of net gains from venture capital activities. Results for the first quarter of 2004 included the $93 million gain from the sale of approximately 35% of our investment in Shinsei Bank, the $19 million charge for the writedown of two small non-strategic businesses held for sale and a $7 million negative provision for credit losses.

Mellon Reports Earnings

April 19, 2005

Results for the fourth quarter of 2004 included net gains of $28 million from venture capital activities and the $17 million sublease loss reserve reversal related to the execution of a new lease on our headquarters building in Pittsburgh.

Capital

(dollar amounts in millions, except per share amounts; common shares in thousands)	March 31, 2005		Dec. 31, 2004	March 31, 2004
Total shareholders’ equity	$4,203		$4,102	$3,866
Total shareholders’ equity to assets ratio	11.23%		11.05%	11.41%

Tangible shareholders’ equity	$1,890		$1,636	$1,568
Tangible shareholders’ equity to assets ratio (a)	5.38%		4.72%	4.96%

Tier I capital ratio (b)	10.7	%(c)	10.54%	8.69%
Total (Tier I plus Tier II) capital ratio (b)	16.8	%(c)	16.47%	13.65%
Leverage capital ratio (b)	8.0	%(c)	7.87%	8.06%

Book value per common share	$9.93		$9.69	$9.11
Tangible book value per common share	$4.47		$3.86	$3.70

Closing common stock price per share	$28.54		$31.11	$31.29
Market capitalization	$12,078		$13,171	$13,282
Common shares outstanding	423,203		423,354	424,491

(a)	Shareholders’ equity less goodwill and intangibles divided by total assets less goodwill and intangible assets. If the benefit of the deferred tax liability associated with tax deductible goodwill is deducted from goodwill as provided for in guidance from the Federal Reserve on the inclusion of trust preferred securities in Tier I capital, the tangible shareholders’ equity to asset ratio would have been 5.80%, 5.01% and 5.19%.
(b)	Includes discontinued operations.
(c)	Preliminary.

Mellon’s higher total shareholders’ equity to assets ratio at March 31, 2005 compared with Dec. 31, 2004, reflects the impact of earnings retention. The ratio compared with March 31, 2004 reflects the impact of a larger balance sheet. Tangible shareholders’ equity increased $254 million from $1.636 billion at Dec. 31, 2004. This increase primarily resulted from adopting discontinued operations accounting for the businesses included in the former Human Resources & Investor Solutions sector, as well as from earnings retention. This change resulted in a 47 basis point increase in the tangible shareholders’ equity to assets ratio.

The risk-based capital ratios compared with March 31, 2004 improved due to earnings retention as well as a lower level of risk-adjusted assets. The decrease in risk-adjusted assets resulted in part from a lower level of risk-adjusted assets related to a guarantee provided to the ABN AMRO Mellon custody joint venture for securities lending activity. At March 31, 2005, that guarantee decreased our Tier I and Total capital ratios by approximately 40 basis points and 60 basis points compared with approximately 25 basis points and 40 basis points at Dec. 31, 2004, and approximately 135 basis points and 205 basis points at March 31, 2004.

Mellon Reports Earnings

April 19, 2005

During the first quarter of 2005, 1.5 million shares of common stock were repurchased for $43 million, an average share price of $28.85. These shares, plus 400 thousand shares purchased from employees in connection with the employees’ payment of taxes upon the vesting of restricted stock, were partially offset by the reissuances of 1.7 million common shares, primarily for employee benefit plan purposes. At March 31, 2005, an additional 8 million common shares were available for repurchase under a repurchase program authorized by the Board of Directors in October 2002.

Nonperforming Assets

(dollar amounts in millions)	March 31, 2005		Dec. 31, 2004	March 31, 2004
Nonperforming loans:
Commercial and financial	$9		$10	$48
Personal	4		4	2
Commercial real estate	—		—	1
Lease finance assets	15		15	—

Total nonperforming loans	28		29	51
Total acquired property	—		—	—

Total nonperforming assets	$28		$29	$51

Nonperforming loans as a percentage of total loans	.39%		.43%	.68%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses	.99	%(a)	1.08%	1.99%

(a)	Preliminary.

The $28 million balance of total nonperforming loans at March 31, 2005 was comprised of a $15 million lease to a low-fare airline, a loan of $5 million to a cable television operator and $8 million of various smaller loans.

Provision and Reserve for Credit Exposure

	Quarter ended
(dollar amounts in millions)	March 31, 2005	Dec. 31, 2004	March 31, 2004
Reserve for loan losses:
Balance at beginning of period	$98	$98	$103
Net credit recoveries	—	1	—
Securitizations	—	(1)	—
Provision for loan losses	(11)	—	(9)

Balance at end of period	$87	$98	$94
Reserve for unfunded commitments:
Balance at beginning of period	$67	$71	$75
Provision for unfunded commitments	10	(4)	2

Balance at end of period	$77	$67	$77

Total reserve for credit exposure	$164	$165	$171

Reserve for loan losses as a percentage of total loans (at period-end)	1.23%	1.45%	1.27%
Reserve for unfunded commitments as a percentage of unfunded commitments (at period-end)	.54%	.47%	.46%
Annualized net credit losses (recoveries) to average loans	—%	(.03)%	—%

The net provision for credit losses totaled negative $1 million in the first quarter of 2005, compared with negative $7 million in the first quarter of 2004 and negative $4 million in the fourth quarter of 2004. The decrease in the reserve for loan losses was essentially offset by an increase in the reserve for unfunded commitments following the first quarter 2005 refinement of the methodology used to determine the level of the reserves.

Mellon Reports Earnings

April 19, 2005

Discontinued Operations

In accordance with GAAP, reflected as discontinued operations in all income statements presented are:

•	the results of the HR consulting practices, benefits administration and business processing outsourcing businesses included in the former Human Resources & Investor Solutions sector; and

•	the results of the Australian defined contribution services business and consulting and administration businesses.

In the first quarter of 2005, Mellon incurred a net loss of $50 million from discontinued operations, comprised of the following results:

•	In the first quarter of 2005, we adopted discontinued operations accounting for the HR consulting practices, benefits administration and business process outsourcing businesses included in the former Human Resources & Investor Solutions sector. After a thorough review, it was determined that the investments required to compete successfully in those businesses could be better utilized by building on the strong positions of our other core businesses. In March 2005, we announced the signing of a definitive agreement to sell these businesses to Affiliated Computer Services, Inc. (ACS). The sale is expected to close in the second quarter of 2005. This transaction would result in a pre-tax gain, before other expenses and asset writedowns. However, due to tax expense resulting from a lower tax basis related to the nondeductible goodwill included in this transaction, goodwill impairment and other expenses of approximately $40 million after-tax were recorded in the first quarter of 2005. Additional costs or asset writedowns are expected to be recorded in the second quarter of 2005 and thereafter. The total after-tax loss, including other expenses and asset writedowns, resulting from this transaction is currently expected to be in a range of approximately $75 to $85 million.

•	In the fourth quarter of 2004, we adopted discontinued operations accounting for certain businesses in Australia. We sold our business providing comprehensive multi-manager defined contribution services to the intermediary market in the fourth quarter of 2004, as it was deemed that this business had insufficient scale to compete in the marketplace. In addition, in March 2005, we reached an agreement to sell our Australian consulting and administration businesses to Mercer Human Resource Consulting. This transaction is expected to close in the second quarter of 2005. An after-tax loss of $2 million for goodwill and intangible impairment and other expenses was recorded in the first quarter of 2005. These businesses were formerly included primarily in the Institutional Asset Management sector.

•	Also reflected in discontinued operations in the first quarter of 2005 is an after-tax loss of $8 million resulting from the ongoing operation of the HR businesses that will be sold to ACS, the Australian consulting and administration businesses and residual activity from the lines of business servicing retail consumer and small business/middle market customers that were exited in 2001 and 2002.

All information in this earnings release reflects continuing operations, unless otherwise noted. Because the lines of business included in discontinued operations were discrete lines of business providing services no longer provided by Mellon’s continuing lines of business, the disposition of these businesses has no material impact on continuing operations going forward.

Mellon Reports Earnings

April 19, 2005

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

	Quarter ended
(in millions, except per share amounts)	March 31, 2005	Dec. 31, 2004	March 31, 2004
Noninterest revenue
Investment management	$424	$450	$402
Institutional trust and custody	167	156	147
Payment solutions & investor services	136	140	147
Foreign exchange trading	54	41	57
Financing-related	32	40	35
Equity investment	219	29	98
Other	29	36	26

Total fee and other revenue	1,061	892	912
Gains on sales of securities	—	—	—

Total noninterest revenue	1,061	892	912

Net interest revenue
Interest revenue	249	234	203
Interest expense	132	118	87

Net interest revenue	117	116	116
Provision for credit losses	(1)	(4)	(7)

Net interest revenue after provision for credit losses	118	120	123

Operating expense
Staff	421	434	388
Professional, legal and other purchased services	98	108	90
Net occupancy	59	43	56
Equipment	41	42	44
Business development	21	23	21
Communications	25	21	22
Amortization of intangible assets	6	6	4
Other	42	48	45

Total operating expense	713	725	670

Income
Income from continuing operations before income taxes	466	287	365
Provision for income taxes	161	88	118

Income from continuing operations	305	199	247
Discontinued operations:
Loss from operations after-tax	(51)	(9)	(3)
Net gain on disposals after-tax	1	2	1

Income (loss) from discontinued operations (net of applicable tax expense (credit) of $(13), $(7) and $-)	(50)	(7)	(2)

Net income	$255	$192	$245

Earnings per share
Basic:
Income from continuing operations	$.73	$.47	$.59
Net income	$.61	$.46	$.58
Diluted:
Income from continuing operations	$.72	$.47	$.58
Net income	$.60	$.46	$.57

Mellon Reports Earnings

April 19, 2005

CONDENSED CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation

(dollar amounts in millions)	March 31, 2005	Dec. 31, 2004	March 31, 2004
Assets
Cash and due from banks	$2,803	$2,775	$2,685
Money market investments	4,021	4,673	2,909
Trading account securities	322	262	247
Securities available for sale	14,200	13,376	11,647
Investment securities (approximate fair value of $205, $217, and $282)	200	211	273
Loans	7,078	6,754	7,398
Reserve for loan losses	(87)	(98)	(94)

Net loans	6,991	6,656	7,304
Premises and equipment	598	688	677
Goodwill	2,160	2,321	2,202
Other intangibles	153	145	96
Assets of discontinued operations	518	40	—
Other assets	5,466	5,968	5,858

Total assets	$37,432	$37,115	$33,898

Liabilities
Deposits	$23,988	$23,591	$20,306
Short-term borrowings	1,173	915	1,345
Other liabilities	2,650	2,868	2,952
Notes and debentures (with original maturities over one year)	4,276	4,567	4,355
Junior subordinated debentures	1,049	1,057	1,074
Liabilities of discontinued operations	93	15	—

Total liabilities	33,229	33,013	30,032
Shareholders’ equity
Common stock - $.50 par value Authorized - 800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,926	1,931	1,910
Retained earnings	6,574	6,397	6,095
Accumulated unrealized gain (loss), net of tax	(18)	49	106
Treasury stock of 165,459,125; 165,308,079 and 164,171,087 shares, at cost	(4,573)	(4,569)	(4,539)

Total shareholders’ equity	4,203	4,102	3,866

Total liabilities and shareholders’ equity	$37,432	$37,115	$33,898

Mellon Reports Earnings

April 19, 2005

Supplemental Information - Reconciliation of Reported Revenue and Expense Amounts to Adjusted Non-GAAP Revenue and Expense Amounts

Reported amounts are presented in accordance with GAAP. We believe that this supplemental adjusted non-GAAP information is useful to the investment community in analyzing the financial results and trends of ongoing operations. We believe they facilitate comparisons with prior periods and reflect the principal basis on which our management monitors financial performance.

Supplemental information

	First Quarter 2005				First Quarter 2004
(in millions)	Reported Amounts	Adjustments		Adjusted Amounts	Reported Amounts	Adjustments		Adjusted Amounts
Noninterest revenue:
Fee and other revenue	$1,061	$(197	)(a)	$864	$912	$(93	)(d)	$819
Gains on sales of securities	—	—		—	—	—		—

Total noninterest revenue	1,061	(197)		864	912	(93)		819

Net interest revenue	117	—		117	116	—		116
Provision for credit losses	(1)	—		(1)	(7)	—		(7)

Net interest revenue after provision for credit losses	118	—		118	123	—		123

Operating expense:
Staff expense	421	—		421	388	—		388
Net occupancy expense	59	(2	)(b)	57	56	—		56
Other expense	233	(13	)(c)	220	226	(19	)(e)	207

Total operating expense	$713	$(15)		$698	$670	$(19)		$651

(a)	Reflects the gain from the sale of our remaining investment in Shinsei Bank.
(b)	Reflects an additional charge associated with the move to the new Mellon Financial Centre in London. An initial $24 million charge was recorded in the second quarter of 2004.
(c)	Includes the $10 million charge associated with the early extinguishment of debt and a $3 million additional writedown of a business which is in the process of being sold.
(d)	Reflects the gain from the sale of approximately 35% of our investment in Shinsei Bank.
(e)	Reflects the charge associated with a writedown of two small non-strategic businesses held for sale, one of which was sold in 2004.

Supplemental information

	First Quarter 2005				Fourth Quarter 2004
(in millions)	Reported Amounts	Adjustments		Adjusted Amounts	Reported Amounts	Adjustments		Adjusted Amounts
Noninterest revenue:
Fee and other revenue	$1,061	$(197	)(a)	$864	$892	$—		$892
Gains on sales of securities	—	—		—	—	—		—

Total noninterest revenue	1,061	(197)		864	892	—		892

Net interest revenue	117	—		117	116	—		116
Provision for credit losses	(1)	—		(1)	(4)	—		(4)

Net interest revenue after provision for credit losses	118	—		118	120	—		120

Operating expense:
Staff expense	421	—		421	434	—		434
Net occupancy expense	59	(2	)(b)	57	43	17	(d)	60
Other expense	233	(13	)(c)	220	248	—		248

Total operating expense	$713	$(15)		$698	$725	$17		$742

(a)	Reflects the gain from the sale of our remaining investment in Shinsei Bank.
(b)	Reflects an additional charge associated with the move to the new Mellon Financial Centre in London. An initial $24 million charge was recorded in the second quarter of 2004.
(c)	Includes the $10 million charge associated with the early extinguishment of debt and a $3 million additional writedown of a business which is in the process of being sold.
(d)	Reflects the $17 million sublease loss reserve reversal recorded in the fourth quarter 2004 related to Mellon’s leased headquarters building in Pittsburgh.